Exhibit 99.1

SiTime Reports First Quarter 2021 Financial Results

SANTA CLARA, Calif., May 4, 2021 – SiTime Corporation, (Nasdaq: SITM), a market leader in MEMS timing, today announced financial results for the first quarter ended March 31, 2021.

Net revenue in the first quarter of 2021 was $35.5 million, a 63.5% increase from the $21.7 million in the first quarter of 2020 and a 11.7% decrease from the $40.3 million in the fourth quarter of 2020.

Generally Accepted Accounting Principles (GAAP) Results

In the first quarter of 2021 gross margins were $18.8 million, or 52.9% of revenue, operating expenses were $22.3 million, or 62.8% of revenue, GAAP loss from operations was $3.5 million, or 9.8% of revenue and net loss was $3.6 million, or $0.20 per diluted share.

Total cash and cash equivalents were $257.0 million on March 31, 2021.

Non-GAAP Results

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

SiTime believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to SiTime’s financial condition and results of operations. SiTime believes that these non-GAAP financial measures provide additional insight into SiTime’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate SiTime’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation and related payroll taxes.

The reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this release.

In the first quarter of 2021, non-GAAP gross margins were $19.2 million, or 54.1% of revenue, non-GAAP operating expenses were $15.3 million, or 43.1% of revenue, non-GAAP income from operations was $3.9 million, or 11.0% of revenue and non-GAAP net income was $3.8 million, or $0.19 per diluted share.

Conference Call

SiTime will broadcast its first quarter of 2021 financial results conference call today, May 4, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), which can be accessed by calling +1-844-467-7657 and using conference ID 5161786. The conference call will also be available via a live webcast on the investor relations section of the SiTime website at investor.sitime.com. Please access the website at least a few minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website for a limited period of time.

About SiTime

SiTime Corporation is a market leader in silicon MEMS timing. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With over 2 billion devices shipped, SiTime is changing the timing industry. For more information, visit https://www.sitime.com/.

SiTime Corporation
Unaudited GAAP Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31, 2021	December 31, 2020
	(in thousands, except per share data)
Revenue	$35,542	$40,274
Cost of revenue	16,725	19,203
Gross profit	18,817	21,071
Operating expenses:
Research and development	11,180	8,747
Sales, general and administrative	11,123	10,250
Total operating expenses	22,303	18,997
(Loss) income from operations	(3,486)	2,074
Other expense, net	(39)	(83)
(Loss) income before income taxes	(3,525)	1,991
Income tax expense	(40)	-
Net (loss) income	$(3,565)	$1,991
Net (loss) income attributable to common stockholder and comprehensive (loss) income	$(3,565)	$1,991
Net (loss) income per share attributable to common stockholder, basic	$(0.20)	$0.12
Weighted-average shares used to compute basic net (loss) income per share	17,868	17,036
Net (loss) income per share attributable to common stockholder, diluted	$(0.20)	$0.10
Weighted-average shares used to compute diluted net (loss) income per share	17,868	19,263

SiTime Corporation Unaudited Reconciliation of Non-GAAP Adjustments

	Three Months Ended
	March 31, 2021	December 31, 2020
	(in thousands, except per share data)
Reconciliation of GAAP gross profit and margin to non-GAAP
Revenue	$35,542	$40,274
GAAP gross profit	18,817	21,071
GAAP gross margin	52.9%	52.3%
Stock-based compensation	402	494
Non-GAAP gross profit	$19,219	$21,565
Non-GAAP gross margin	54.1%	53.5%

Reconciliation of GAAP operating expenses to non-GAAP
GAAP research and development expenses	11,180	8,747
Stock-based compensation	(2,998)	(2,142)
Non-GAAP research and development expenses	$8,182	$6,605

GAAP sales, general and administrative expenses	11,123	10,250
Stock-based compensation	(4,000)	(3,542)
Non-GAAP sales, general and administrative expenses	$7,123	$6,708
Total Non-GAAP operating expenses	$15,305	$13,313

Reconciliation of GAAP (loss) income from operations to non-GAAP income from operations
GAAP (loss) income from operations	$(3,486)	$2,074
Stock-based compensation	7,400	6,178
Non-GAAP income from operations	$3,914	$8,252
Non-GAAP income from operations as a percentage of revenue	11.0%	20.5%

Reconciliation of GAAP net (loss) income to non-GAAP net income
GAAP net (loss) income	$(3,565)	$1,991
Stock-based compensation	7,400	6,178
Non-GAAP net income	$3,835	$8,169
Weighted-average shares used to compute diluted net (loss) income per share	20,070	19,263

GAAP net (loss) income per share diluted	$(0.20)	$0.10
Non-GAAP adjustments detailed above	0.39	0.32
Non-GAAP net income per share diluted	$0.19	$0.42

SiTime Corporation Unaudited GAAP Condensed Consolidated Balance Sheets

	As of
	March 31, 2021	December 31, 2020
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$256,952	$73,525
Accounts receivable, net	22,214	23,920
Related party accounts receivable	976	736
Inventories	14,980	12,350
Prepaid expenses and other current assets	2,577	2,649
Total current assets	297,699	113,180
Property and equipment, net	14,927	11,708
Intangible assets, net	2,558	2,069
Right-of-use assets, net	8,730	8,892
Other assets	162	162
Total assets	$324,076	$136,011
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$9,024	$6,182
Accrued expenses and other current liabilities	12,716	12,963
Total current liabilities	21,740	19,145
Lease liabilities	7,067	6,986
Total liabilities	28,807	26,131
Commitments and contingencies
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	362,228	173,274
Accumulated deficit	(66,961)	(63,396)
Total stockholders’ equity	295,269	109,880
Total liabilities and stockholders’ equity	$324,076	$136,011

Investor Relations Contacts:

Shelton Group

Leanne Sievers | Brett Perry

949-224-3874 | 214-272-0070

sheltonir@sheltongroup.com

SiTime Corporation

Art Chadwick

Chief Financial Officer

investor.relations@sitime.com